SouthernFirst

FOURTH QUARTER RESULTS 2021

January 25, 2022

FORWARD-LOOKING STATEMENTS

During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First's actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First's operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

CORPORATE PROFILE


Greensboro
Raleigh
Charlotte
NORTH CAROLINA
SOUTH CAROLINA
Greenville
Columbia
Summerville
Charleston
Atlanta
GEORGIA

Southern First Markets:

Greenville, SC	2000
Columbia, SC	2007
Charleston, SC	2012
Raleigh, NC	2016
Atlanta, GA	2017
Summerville, SC	2018
Greensboro, NC	2018
Charlotte, NC	2021

HIGHLIGHTS

- Net income increased to $12.0 million in Q4 – up 39.5% over Q4 2020
- Book value increased 19.4% for the year to $35.07
- Total loans increased 16.2% for the year to $2.5 billion
- Total deposits increased 19.7% for the year to $2.6 billion
- Incredibly strong credit metrics:
  - NPA's = .17%
  - Charge-offs = .06%
- Total risk based capital increased to 14.9% at year end

LOANS & DEPOSITS


Total Loans
Thousands
$2,600
$2,500
$2,400
$2,300
$2,200
$2,100
$2,000
$1,900
$2.1 B
$2.2 B
$2.3 B
$2.4 B
$2.5 B
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021


Total Deposits
Thousands
$2,600
$2,500
$2,400
$2,300
$2,200
$2,100
$2,000
$1,900
$2.1 B
$2.3 B
$2.3 B
$2.4 B
$2.6 B
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

*Total loans excludes mortgage loans held for sale.

TANGIBLE BOOK VALUE PER SHARE



19.41% increase Q4 2020 – Q4 2021
$29.37
$30.58
$31.86
$33.57
$35.07
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

CAPITAL RATIOS

Holding Company Capital Ratios: (1)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Total risk-based capital ratio	**14.90%**	14.88%	14.98%	14.82%	14.38%
Tier 1 risk-based capital ratio	**12.65%**	12.59%	12.63%	12.43%	11.97%
Leverage ratio	**10.19%**	10.20%	10.27%	10.12%	9.70%
Common equity tier 1 ratio (2)	**12.09%**	12.00%	12.00%	11.79%	11.32%
Tangible common equity (3)	**9.50%**	9.54%	9.50%	9.28%	9.20%

(1) December 31, 2021 ratios are preliminary.
(2) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(3) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

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